Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

CLEARPOINT RESOURCES, INC.,

as Seller

and

STAFFCHEX, INC.,

as Purchaser

dated as of February 28, 2008

TABLE OF CONTENTS

		Page
8.6	No Third Party Beneficiary	17

8.7	Assignment; Binding Effect	17

8.8	Headings	17

8.9	Invalid Provisions	17

8.10	Counterparts; Facsimile	18

8.11	Governing Law; Venue; and Jurisdiction	18

8.12	Attorneys’ Fees	18

TABLE OF CONTENTS

APPENDICES

Appendix I	Definitions

EXHIBITS

Exhibit A	Termination of Exclusive Supplier Agreement

Exhibit B	Termination of Franchise Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) dated as of February 28, 2008 is made and entered into by and between ClearPoint Resources, Inc., a Delaware corporation (“Seller”) and StaffChex, Inc., a California corporation (“Purchaser”). Seller and Purchaser are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Seller operates, among other things, a virtual marketplace for sourcing and procuring temporary staffing services.

WHEREAS, Seller owns valuable goodwill and contractual rights related to the Customer Account Property (as hereinafter defined).

WHEREAS, KOR Capital, LLC, a Florida limited liability company (“KOR”) and ClearPoint Business Resources, Inc., a Delaware corporation and the parent company to Seller, have mutually terminated KOR’s Franchise Agreement – Management Agreement, dated August 30, 2007 (“KOR Franchise Agreement”).

WHEREAS, Seller and StaffChex Servicing, LLC, a California limited liability company (“StaffChex Servicing”) mutually terminated the Exclusive Supplier Agreement, dated September 2, 2007 (“StaffChex Supplier Agreement”), by and between Seller and StaffChex Servicing.

WHEREAS, Seller desires to sell and assign to Purchaser, and Purchaser desires to purchase and assume from Seller, on the terms and subject to the conditions set forth herein, all of the Customer Account Property related to the temporary staffing services formerly serviced by KOR in California pursuant to the KOR Franchise Agreement and related to the temporary staffing services formerly serviced by StaffChex Servicing in California pursuant to the StaffChex Supplier Agreement (collectively, the “Business”).

AGREEMENT

Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement have the meanings given to them in Appendix I to this Agreement.

1.2 Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, assigns, conveys, transfers and delivers to Purchaser, and Purchaser hereby purchases and acquires from Seller, free and clear of all Liens (except Permitted Liens), all of Seller’s right, title and interest in, to and under the personal property, tangible or intangible, including all goodwill owned by Seller related thereto, constituting the Customer Account Property, and any accounts receivable or other rights to payment of fees or other amounts owed to Seller or its Affiliates for services rendered to customers related to the Customer Account Property of the Seller or its Affiliates with respect to any period of time on or after the Effective Date (collectively, the “Acquired Assets”).

2.2 Excluded Assets. Notwithstanding any provision herein to the contrary, the following assets of Seller are not part of the sale and transfer contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of Seller (collectively, the “Excluded Assets”):

(a) every asset of Seller or its Affiliates other than the Acquired Assets;

(b) any contracts or customer accounts which are not part of the Customer Account Property;

(c) any accounts receivable or other rights to payment of fees or other amounts owed to Seller or its Affiliates for services rendered to customers of the Seller or its Affiliates with respect to any period of time prior to the Effective Date;

(d) any refund, adjustment or reconciliation (i) related to Taxes paid prior to the Effective Date in respect of the Customer Account Property or relating to the Business, whether such refund, adjustment or reconciliation is received as a payment or as a credit against future Taxes payable, or (ii) arising under the Customer Agreements and relating to any period before the Effective Date;

(e) the rights under any insurance policy arising out of and relating to events or periods prior to the Effective Date or which is not related to the Business or the Customer Account Property, except to the extent such policy insures for events or occurrences that are included in the Assumed Liabilities; and

(f) the rights of Seller under this Agreement and the Ancillary Agreements.

2.3 Assumed Liabilities. Purchaser hereby assumes, and agrees to discharge and perform, the following Liabilities of Seller, whether direct or indirect, known or unknown, absolute or contingent, accrued, fixed or otherwise, or whether due or to become due, solely to the extent such Liabilities accrue or arise or are to be performed from and after the Effective Date, other than Excluded Liabilities (as defined below), in accordance with the respective terms and subject to the respective conditions thereof (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”): (i) any and all Liabilities and other obligations or duties under the Customer Agreements or relating to the Customer Account Property accruing or arising or to be performed from and after the Effective Date, except to the extent expressly set forth herein or to the extent such Liabilities arise out of any breach or default by Seller prior to the date hereof or out of any event which after the giving of notice would constitute a default by Seller prior to the date hereof, (ii) any Liabilities arising after the Effective Date based on the acts or omissions of Purchaser, (iii) any Liabilities relating to Purchaser’s use of the Acquired Assets after the Effective Date, and (iv) any and all expenses and costs pertaining to the employees servicing the Customer Agreements after the Effective Date including, but not limited to, all payroll, payroll taxes, unemployment taxes, workers’ compensation insurance premiums, and workers’ compensation claims.

2.4 Excluded Liabilities. Purchaser shall not assume by virtue of this Agreement or any other Ancillary Agreement, or the transactions contemplated hereby or thereby, or otherwise, and shall have no liability for, any Liabilities of Seller other than the Assumed Liabilities (the “Excluded Liabilities”), which Excluded Liabilities shall include, without limitation, the following:

(a) any Liabilities of Seller in respect of any Excluded Assets or other assets of Seller that are not Customer Account Property;

(b) any Liabilities in respect of Taxes attributable to the Customer Account Property for taxable periods or any portion of any taxable period ending on or before the Effective Date;

(c) any payment obligations of Seller, including accounts or notes payable, arising prior to the Effective Date;

(d) any fines and penalties imposed by any Governmental Authority resulting from any breach, default or other act or omission by Seller or its direct or indirect subsidiaries or parent companies that occurred prior to the date hereof;

(e) any income Taxes attributable to income received by Seller;

(f) any Liability of Seller arising as a result of its execution and delivery of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder or thereunder, or the consummation by Seller of the transactions contemplated hereby or thereby;

(g) any Liability arising out of (A) any Claim pending or threatened as of, or arising out of any event, circumstance or condition occurring or existing prior to, the Effective Date, or (B) any actual or alleged violation of Law prior to the Effective Date, including without limitation any and all Liabilities for workers compensation premiums, workers compensation claims, and Losses related to injuries, and any and all Liabilities related to any litigation, action, proceeding or other claim against or affecting or related to the Customer Account Property; and

(h) any Liability of Seller based on their acts or omissions after the Effective Date.

ARTICLE III

PURCHASE PRICE; CLOSING

3.1 Purchase Price; Initial Issuance of Capital Shares; Earnout Issue. As sole consideration for the Customer Account Property, subject to the Earnout provisions set forth in Section 3.2, Purchaser shall issue to Seller up to Thirty Eight Thousand Six Hundred and Ten (38,610) shares of common stock, no par value, of Purchaser (the “Purchaser Shares”). The Purchaser Shares will be issued pursuant to one or more exemptions from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws and thus will be subject to restrictions on resale as provided under the Securities Act. On the date hereof, Purchaser will issue and deliver to Seller Fifteen Thousand Four Hundred Forty Four (15,444) of the Purchaser Shares and, on the Earnout Date (as defined below), up to Twenty Three Thousand One Hundred Sixty Six (23,166) of the Purchaser Shares (the “Earnout Shares”) will be issued to Purchaser in accordance with the provisions of Section 3.2.

3.2 Earnout; Earnout Shares.

(a) Within 45 days after December 31, 2008 or, if later, the date of any final determination by the Independent Accountants in accordance with Section 3.2(c) hereof (the “Earnout Date”), subject to the Billing Target set forth below, Purchaser shall issue and deliver to Seller, up to Twenty Three Thousand One Hundred Sixty Six (23,166) of the Earnout Shares (the “Target Earnout Issue”), or such lesser amount as determined in accordance with this Section 3.2. As used herein, the “Billing Target” shall mean $30,750,000 for the period beginning April 1, 2008 through and including December 31, 2008 (the “Earnout Period”) with respect to Qualified Billings of the Purchaser.

Within 45 days after the end of the Earnout Period, Purchaser shall prepare and deliver to Seller a written report (the “Report”) setting forth the Actual Billings for Earnout Period and the calculations used to determine the Actual Earnout Issue.

Notwithstanding the foregoing, in the event that the Billing Target is not achieved during the Earnout Period, the Target Earnout Issue shall be reduced to an amount equal to the product of (i) the Target Earnout Issue multiplied by (ii) the quotient, expressed as a percentage, of (A) the Actual Billings for the Earnout Period divided by (B) the Billing Target for the Earnout Period (the “Actual Earnout Issue”). For example, if the Actual Billings for the Earnout Period are equal to $26,137,500, the Actual Earnout Issue for the Earnout Period would be 19,691.10 Shares, calculated as 23,166 Shares (the Target Earnout Issue) multiplied by 85%, which is the quotient of $26,137,500 (the Actual Billings for the Earnout Period) divided by $30,750,000 (the Billing Target for the Earnout Period).

(b) Seller shall have 30 days from the date of its receipt of the Report to review Purchaser’s determination of the Actual Billings and to conduct an audit of thereof. Until

February 15, 2009 (or such later date to the extent the Actual Billings are in dispute), Purchaser will permit Seller to have access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to all of its records which were used in the determination of the Actual Earnout Issue (including the Actual Billings) together with such other financial data and information as Seller may reasonably request in connection with audit of the Actual Earnout Issue (including the Actual Billings). Upon completion of its review (and in any event within the required 30-day period), Seller shall deliver to Purchaser written notice of Seller’s acceptance or rejection of Purchaser’s determination of the Actual Billings. In the case of any rejection, Seller’s written notice shall include an explanation of the reason for such rejection, along with reasonable supporting documentation therefore. If Seller fails to deliver any such written notice to Purchaser within such 30-day period, Seller shall be deemed to have accepted Purchaser’s determination of the Actual Billings and the Actual Earnout Percentage, in which event Purchaser’s determination of the Actual Billings and the Actual Earnout Percentage shall be final, binding and conclusive on the parties.

(c) If Seller delivers written notice to Purchaser under Section 3.2(b) of Seller’s rejection of Purchaser’s determination of the Actual Billings (which notice of rejection must contain reasonable details as to the basis of such rejection), Seller and Purchaser shall promptly (and in any event within 10 Business Days) cause their respective Representatives to confer with each other with a view to resolving such matter. If such Representatives are unable to resolve such matter within 30 days after the date of delivery of Seller’s notice of rejection to Purchaser, Seller and Purchaser shall refer the dispute to a mutually acceptable independent accounting firm (the “Independent Accountants”) for review and final determination of the Actual Billings and the Actual Earnout Percentage. The Independent Accountants may request of Seller and Purchaser such documents and information as may be necessary or appropriate for proper determination of the matter, and Seller and Purchaser shall cooperate reasonably to promptly satisfy any such request. The determination by the Independent Accountants of the Actual Billings and the Actual Earnout Percentage, shall be final, binding and conclusive on Seller and Purchaser. The costs of the Independent Accountants in undertaking such review and determination shall be shared equally by Seller and Purchaser.

3.3 Allocation of Purchase Price. Seller and Purchaser agree that prior to the date hereof, the Purchaser Shares shall be allocated among the Customer Account Property in accordance with an allocation schedule (the “Purchase Price Allocation Schedule”) mutually prepared by Purchaser and Seller. The Purchase Price Allocation Schedule shall be prepared in a manner required by Section 1060 of the Code and any other applicable Law. Each Party agrees that it shall not, without the consent of the other Party, take a position on any Tax Return, or before any Taxing Authority in connection with the examination of any Tax Return or in any subsequent judicial proceeding, that is in any manner inconsistent with the terms of the agreed upon Purchase Price Allocation Schedule.

3.4 Closing. The closing shall take place at the offices of Seller at 1:00 P.M. (EST), on February 28, 2008, or on such other date and at such other time and place as Purchaser and Seller mutually agree in writing. Both Parties agree that for certain purposes under this Agreement, the effective date of such provisions shall be February 18, 2008 (the “Effective Date”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Effective as of the date of this Agreement, Seller hereby represents and warrants to Purchaser that, except as disclosed in the Schedules:

4.1 Organization and Authority of Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its properties and to carry on its business as now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where the failure to be so qualified and in good standing would have a material adverse effect.

4.2 Authorization of Agreement. The execution and delivery by Seller of this Agreement and each other agreement or instrument executed and delivered by Seller on the date hereof and the performance of the transactions contemplated hereby by Seller have been duly authorized by all necessary corporate action by Seller, and no other corporate action on the part of Seller is necessary to authorize this Agreement or any such other agreement or instrument or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Upon their execution and delivery on the date hereof by Seller, the Ancillary Agreements and other agreements and instruments to be executed and delivered by Seller on the date hereof pursuant to this Agreement shall constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

4.3 No Conflicts. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements and the completion of the transactions contemplated hereby and thereby do not and will not:

(a) violate any provision of the articles of incorporation, bylaws or other governing documents of Seller, or contravene any resolution adopted by the board of directors or shareholders of Seller;

(b) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination, cancellation or acceleration to arise or accrue under, any material Contract to which Seller is a party;

(c) to Seller’s knowledge, result in the creation or imposition of any Lien or charge of any kind whatsoever upon any of the Customer Account Property;

(d) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Contract to which Seller is a party or by which Seller is bound; or

(e) require the consent, approval, or notification of, or registration or filing with, any third party, other than filings required by the U.S. Securities and Exchange Commission;

(f) breach any applicable Law or order to which Seller or any of the Customer Account Property is subject or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any applicable Law or order to which Seller or any of the Customer Account Property is subject.

4.4 Notices and Consents. Seller is not required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those which have already been obtained by Seller.

4.5 No Undisclosed Liabilities. To Seller’s knowledge, Seller does not have any obligation or liability (whether accrued, absolute, contingent, liquidated, unliquidated, or otherwise, whether due or to become due and regardless of when asserted) with respect to the Customer Account Property.

4.6 Title to Customer Account Property; Liens. Except for the Permitted Liens, Seller holds, and on the date hereof shall hold, all legal and beneficial right, title and interest in and to the Acquired Assets, free and clear of any Lien.

4.7 Customer Agreements. Seller has complied with all material obligations under the Customer Agreements. Seller has not taken any action or failed to take any action that might cause the cancellation of or otherwise affect any of the Customer Agreements. All of the Customer Agreements are enforceable against Seller and the other parties thereto, except as enforceability may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies. With respect to each Customer Agreement, there exists no (i) material default or event of default by Seller or, to Seller’s knowledge, any other party thereto, or (ii) event, occurrence or condition that, with the giving of notice or the lapse of time, would give rise to a material default or event of default by Seller or, to Seller’s knowledge, and other party thereto.

4.8 Legal Proceedings. Seller has not been served with notice of any material Claim and none has been threatened against any such Person that (a) relates to the Customer Account Property or (b) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. Seller does not have any knowledge of any facts that would reasonably be expected to form the basis for any such material Claim, writ, judgment, order or decree.

4.9 Compliance with Laws and Orders. Seller is in material compliance with all Laws and orders applicable to it with respect to the Customer Account Property.

4.10 No Loss. For the period beginning on the Effective Date through the date hereof, none of the employees servicing the Customer Agreements has submitted notice of any workers’ compensation claim or has incurred any injury for which Purchaser (or its insurer) could become liable or obligated or which could result in Losses to Purchaser (or its insurer).

4.11 Brokers. Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

4.12 Information Furnished. Seller has made available to Purchaser complete and correct copies of all agreements, documents, and other items in its possession constituting the Customer Account Property and all books and records of Seller related thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Effective as of the date of this Agreement, Purchaser hereby represents and warrants to Seller that:

5.1 Organization and Authority of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction where the failure to be so qualified and in good standing would have a material adverse effect.

5.2 Authorization of Agreement. The execution and delivery by Purchaser of this Agreement and each other agreement or instrument executed and delivered by Purchaser on the date hereof and the performance of the transactions contemplated hereby by Purchaser have been duly authorized by all necessary corporate action by Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize this Agreement or any such other agreement or instrument or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. Upon their execution and delivery on the date hereof by Purchaser, the Ancillary Agreements and other agreements and instruments to be executed and delivered by Purchaser on the date hereof pursuant to this Agreement shall constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

5.3 No Conflicts. The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements and the completion of the transactions contemplated hereby and thereby do not and will not:

(a) violate any provision of the articles of incorporation, bylaws or other governing documents of Purchaser, or contravene any resolution adopted by the shareholders of Purchaser;

(b) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination, cancellation or acceleration to arise or accrue under, any material Contract to which Purchaser is a party;

(c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination, cancellation or acceleration to arise or accrue under, any material Contract to which Purchaser is a party; or breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any material Contract to which Purchaser is a party or by which Purchaser is bound; or

(d) require the consent, approval, or notification of, or registration or filing with, any third party; or

(e) breach any applicable Law or order to which Purchaser is subject or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under any applicable Law or order to which Purchaser is subject.

5.4 Title to Assets. Purchaser currently holds, and on the date hereof shall hold, legal title to its assets.

5.5 Legal Proceedings. Purchaser has not been served with notice of any material Claim and none has been threatened against any such Person that (a) relates to its assets or business, or (b) seeks a writ, judgment, order or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement. Purchaser does not have any knowledge of any facts that would reasonably be expected to form the basis for any such material Claim, writ, judgment, order or decree.

5.6 Notices and Consents. Purchaser is not required to give any notice to, or obtain any consent from, any Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those which have already been obtained by Purchaser.

5.7 Capitalization. As of the date of the closing, the authorized capital of the Purchaser shall consist of Two Hundred Thousand (200,000) shares of common stock, no par value per share, One Hundred Seventy Six Thousand Eight Hundred Thirty Four (176,834) shares of which is, or concurrently with the closing, will be issued and outstanding. No other classes of stock are issued and outstanding. All of the issued and outstanding shares of capital stock of the Purchaser (including the Purchaser Shares) have been duly authorized, validly issued and are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon the Purchaser or any other person or entity. The Purchaser Shares were, and will be, issued in compliance with all applicable federal and state securities or

“blue sky” laws and regulations. There are no outstanding options, warrants, rights, agreements, puts, calls, commitments or demands of any character relating to the capital stock of the Purchaser or which may require the Purchaser to issue any shares of capital stock and no outstanding securities convertible into or exchangeable for any of such capital stock. Immediately prior to the date hereof, there were no voting trust agreements, shareholders agreements or other agreements restricting the voting, dividend rights or disposition of any of the shares of capital stock. Upon delivery to Seller of the certificates for the Purchaser Shares on the Effective Date, Seller will acquire good, valid and marketable title to the Purchaser Shares, free and clear of any and all Liens. No Person or shareholder of Purchaser has preemptive rights, rights of first refusal, co-sale right, tag along rights, or put rights.

5.8 Compliance with Laws and Orders. Purchaser is in material compliance with all Laws and orders applicable to it.

5.9 Brokers. Purchaser does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

ARTICLE VI

COVENANTS

6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each Party shall, upon request by the other Party at any time, or from time to time, after the Effective Date, and without further consideration, execute and deliver to such other Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such other Party may reasonably request in order to consummate the transactions contemplated by this Agreement. Without limiting the foregoing, on or after the closing the Parties agree to:

(a) reasonably cooperate to amend or otherwise replace the existing tri-party agreement by and among Purchaser, Seller and Greystone Commercial Services, LP, a Delaware limited partnership, regarding the management of certain obligations between the parties, including the matters set forth in Section 7.6 hereof and the flow of funds; and

(b) on or prior to March 6, 2008, determine which operating leases utilized in connection with the servicing of the Customer Accounts are necessary for the Purchaser to service the Customer Accounts and, thereafter, reasonably cooperate to assign or, if assignment is not permitted under the related lease, enter in to a sublease agreement for the same consideration as set forth under the related lease.

6.2 Confidentiality.

(a) Each party hereto (the “Recipient”) shall keep confidential and not disclose to any third party or use for its own benefit, except as expressly permitted herein, or for the benefit of any third party, any Confidential Information disclosed by the other party hereto (the “Disclosing Party”) to it, or any Confidential Information to which the other party has access or an opportunity to gain knowledge. Each party hereto agrees to secure and protect the

Confidential Information of the other party hereto in the same manner as it would secure and protect its own Confidential Information and agrees to take appropriate action by instruction or agreement with its agents who are permitted access to the Confidential Information to satisfy its obligations hereunder. Each party hereto shall cooperate with and assist any other party in identifying and preventing any unauthorized use, copying or disclosure of the Confidential Information.

(b) The term “Confidential Information” as used in this Agreement shall mean any proprietary or confidential information, whether in verbal, written or some other tangible medium, including, but not limited to, any prospective business opportunities, technical data, trade secrets, know-how, assets, operations, finances, technologies, patents, copyrights, trademarks, techniques, drawings, sketches, models, inventions, processes, apparatus, equipment, algorithms, formulae, software, research, experimental work, products, service plans, markets and market studies, design details and specifications, engineering information, procurement requirements, customer lists, customers, pricing and cost information, business forecasts, sales, distribution, merchandising and marketing plans and information; provided, however, such term shall not include (i) information which, at the time of disclosure, is already known or available to the public, can be obtained from public sources or is otherwise in the public domain, (ii) information which, after disclosure, becomes known or available to the public through no breach by the Recipient of this Agreement, (iii) information already in the Recipient’s possession at the time of disclosure, as evidenced by competent written records of the Recipient, (iv) information which was independently developed by or for the Recipient without the use of or reliance on the Disclosing Party’s Confidential Information, as evidenced by competent written records of the Recipient, or (v) information received by the Recipient from another person or entity who is not known by the Recipient to be under an obligation to keep the same confidential.

(c) If Recipient becomes compelled by applicable Law to disclose any Confidential Information, Recipient shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy in respect of such compelled disclosure. If such a protective order or other remedy is not obtained by or is not available to the Disclosing Party, then Recipient shall use commercially reasonable efforts to ensure that only the minimum portion of such Confidential Information that is legally required to be disclosed is so disclosed, and Recipient shall use commercially reasonable efforts to obtain assurances that confidential treatment shall be given to such Confidential Information.

6.3 Non-Solicitation. Seller hereby covenants and agrees that, until the fifth (5th) anniversary of the date hereof, unless expressly permitted in writing by Purchaser (which permission shall be at Purchaser’s absolute discretion to give or withhold):

(a) Seller shall not, directly solicit any Customer Accounts for purposes of selling services to such Customer Accounts which such services were historically, or as of the date hereof currently are, serviced for such Customer Account from any Covered Location or induce, or encourage (or attempt to induce or encourage) any Customer Account to cease conducting business with the Purchaser or for the purposes of diverting such Customer Account to a competing business; provided that this Section 6.3(a) shall not prevent Seller from accepting orders in the ordinary course of business through its iLabor network, provided that Seller has not directly solicited such orders from any Customer Account for purposes of selling services to such Customer Accounts which such services were historically, or as of the date hereof currently are, serviced for such Customer Accounts from any Covered Location or induced or encouraged a Customer Account to cease conducting business with the Purchaser; or

(b) Seller shall not, nor shall it cause, induce or encourage any Affiliate to, directly or indirectly, whether or not through the use of any interposed Person (i) induce or encourage (or attempt to induce or encourage) any employee of Purchaser or any of its Affiliates or any Person who, within the 6-month period immediately preceding the Effective Date, was an employee of Seller, to leave the employ of Purchaser, whether for purposes of employing or contracting any such employee in a competing business in California or for any other reason, or (ii) interfere in any way with the relationship between Purchaser or any of its Affiliates and any such employee; provided, however, that the provisions of this Section 6.3(a) shall not apply to general solicitations or advertisements for employment made to the general public through newspapers, trade publications, radio or television broadcasts or internet postings.

6.4 Amendment of Provisions to Comply with Law. Each party hereby acknowledges and agrees that the provisions of Sections 6.2 and 6.3 are reasonable with respect to duration, geographic area and scope of restriction. If any provision of this Agreement is finally determined or declared by a Governmental Authority or arbitrator to be illegal, unenforceable, invalid, contrary to public policy, void or voidable under any applicable Law, the applicable court or arbitrator shall have the authority to make an equitable adjustment to the provisions of Sections 6.2 and 6.3 (as applicable) with the view to effecting, to the greatest extent possible, the original purpose and intent of the provisions of such section, including, without limitation, the maximum durational, geographic restricted activity scope and other limitations permitted by applicable Law. In any event, the validity and enforceability of the remaining provisions of Sections 6.2 and 6.3 shall not be affected by any amendment contemplated by or made pursuant to this Section 6.4.

6.5 Injunctive Relief. Seller and Purchaser acknowledge and agree that (i) the provisions of Sections 6.2 and 6.3 are reasonable and necessary to protect the legitimate business interests of Seller and Purchaser, as applicable, (ii) any breach by Seller or Purchaser of any of its covenants contained in any of Sections 6.2 or 6.3 would result in irreparable injury to Purchaser or Seller, as the case may be, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (iii) the remedies at law for any such breach would not be reasonable or adequate compensation to Purchaser or Seller, as the case may be, for such breach. Accordingly, notwithstanding any other provision of this Agreement, if Seller or Purchaser, directly or indirectly, breaches any of its covenants or obligations under any of Sections 6.2 or 6.3, then, in addition to any other remedy which may be available to Purchaser or Seller, as the case may be, at law or in equity, Purchaser or Seller, as the case may be, shall be entitled to injunctive relief against the breaching Party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm.

6.6 Miscellaneous. Purchaser, from and after the Effective Date, shall be solely responsible for, and pay and discharge, any and all expenses and costs pertaining to the employees servicing the Customer Agreements including, but not limited to, all payroll, payroll taxes, unemployment taxes, workers’ compensation insurance premiums, and workers’

compensation claims. Prior to and up to and including December 31, 2008, (i) all new business of the Purchaser will be booked in the ordinary course of Purchaser’s business in accordance with past practices of Purchaser, (ii) Purchaser will not assign the Customer Account Property to any other entity or person and will not open new business from the Customer Account Property under any other entities or persons, and (iii) all billings generated by the Customer Account Property, whether now existing or hereafter acquired, will be generated through Purchaser and no other entity or person.

ARTICLE VII

INDEMNIFICATION, LIMITATIONS OF LIABILITY,

WAIVERS AND ARBITRATION

7.1 Indemnification.

(a) Subject to the limitations set forth elsewhere in this Article VII, from and after the Closing Date Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its Representatives and Affiliates (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, resulting from or arising out of or in connection with:

(i) any breach of a representation or warranty made by Seller in this Agreement;

(ii) the breach by Seller of, or default in the performance by Seller of, any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or in any other certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(iii) any Excluded Liability;

(iv) the current litigation in the U.S. District Court Middle District of Florida (Orlando) filed on September 21, 2007 by Temporary Services Insurance Ltd. v. Michael J. O’Donnell, et al, currently set forth in the U.S. District Court as Case No. 6:07-CV-01507-JA-GJK (the “TSIL Litigation”) or any successor litigation or proceeding or related litigation, whether filed before or after the date hereof; and

(v) any litigation, action, proceeding or other claim against or affecting or related to ownership by, or transfer to, Purchaser of the Customer Account Property, including any accounts receivable related thereto, by Manufacturers and Traders Trust Company, either as Administrative Agent, Issuing Bank or otherwise under that certain Credit Agreement, dated February 23, 2007, as amended.

(b) Subject to the limitations set forth elsewhere in this Article VII, from and after the Closing Date Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its Representatives and Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Losses, whether or not involving a third-party claim, resulting from or arising out of or in connection with:

(i) any breach of a representation or warranty made by Purchaser in this Agreement;

(ii) the breach by Purchaser of, or default in the performance by Purchaser of, any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or in any other certificate, document, writing or instrument delivered by Purchaser pursuant to this Agreement; and

(iii) any Assumed Liability.

7.2 Survival. The indemnity set forth in Section 7.1 shall survive the Effective Date for a period of twelve (12) months; provided, however, that the obligation of Seller to indemnify, defend and hold harmless the Purchaser Indemnified Parties pursuant to (i) Section 7.1(a)(iv) shall survive until a final ruling, judgment, decree or settlement of any arbitrator or court of competent jurisdiction in the TISL Litigation is reached and any resulting monetary damages or other financial remuneration required under such ruling, judgment, decree or settlement is satisfied by the applicable party and (ii) Section 7.1(a)(i) with respect to a breach of Section 4.10 shall survive until the expiration of any applicable statute of limitations with respect to the matters that are the subject of such breach have expired.

7.3 Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, no Party hereto shall be liable for any special, indirect, consequential, exemplary, punitive or incidental damages of any kind whatsoever (including, without limitation, loss of contracts, lost profits, business or good will, or cost of procurement of substitute goods or services) arising out of or related to this Agreement, however caused and under any theory of liability (including negligence), even if such Party has been advised of the possibility of such damages.

7.4 Procedure for Indemnification – Third-Party Claims.

(a) If a claim by a third party is made against a Seller Indemnified Party or a Purchaser Indemnified Party (each, an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto hereunder, such Indemnified Party shall promptly furnish written notice to the other Party (the “Indemnifying Party”) of such claim, setting forth the basis for such Claim and the nature of the Claim in reasonable detail. The failure of the Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the defense of such Claim is materially prejudiced by the failure to give such notice.

(b) If any proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Indemnifying Party pursuant to Section 7.4(a), the Indemnifying Party shall be entitled to participate in such proceeding and, to the extent that it wishes, to assume the defense of such proceeding, if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense, (ii) the Indemnifying Party conducts the defense of the third-party Claim actively and diligently with counsel reasonably satisfactory to the Indemnified Party and (iii) if the Indemnifying Party is a party to the proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate because of a conflict in interest. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such Claim. If the Indemnifying Party assumes the defense of a proceeding, no compromise or settlement of such Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) (1) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other Claims that may be made against the Indemnified Party and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, or (B) the Indemnified Party receives a general release from all plaintiffs in its favor without the requirement for payment of any monetary damages or other financial remuneration.

(c) If (i) notice is given by the Indemnified Party to the Indemnifying Party of the commencement of any third-party legal proceeding and the Indemnifying Party does not, within ten (10) days after such notice is given, notify the Indemnified Party of the Indemnifying Party’s election to assume the defense of such legal proceeding, (ii) any of the conditions set forth in clauses (i) through (iii) of Section 7.4(b) above cease to be satisfied or (iii) the Indemnified Party reasonably and in good faith determines that there is a reasonable probability that such third-party legal proceeding may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification from the Indemnifying Party under this Agreement, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such third-party claim, and the Indemnifying Party shall reimburse the Indemnified Party for the reasonable costs and expenses of defending against such third-party claim (including reasonable attorneys’ fees and expenses) and the Indemnifying Party shall be and remain liable for any Losses arising from or related to such third-party claim to the fullest extent provided in this Article VII. The Indemnifying Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own cost and expense.

7.5 Procedure for Claims. In the event any Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a third-party claim, the Indemnified Party shall provide written notice to the Indemnifying Party, describing in detail the nature of the claim, the basis of the Indemnified Party’s request for indemnification under this Agreement and the amount for which indemnification is sought, if known.

7.6 Right of Set-Off. If and to the extent a court of competent jurisdiction, in a final order, judgment or decree, holds that a Purchaser Indemnified Party has a valid indemnification claim hereunder against Seller, in addition to any other remedies available to such Purchaser Indemnified Party at law or in equity, Purchaser may set off the amount of any Losses covered by such claim against any and all other payments owed, whether contingent or accrued, to Seller under any agreement by and between Purchaser and Seller. Notwithstanding the foregoing, in the event of an indemnification claim under either Section 7.1(a)(iv) or 7.1(a)(v), the Purchaser Indemnified Party shall not be required to obtain a final order, judgment or decree, from a court of competent jurisdiction, prior to set off the amount of any Losses covered by such claim.

ARTICLE VIII

MISCELLANEOUS

8.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the applicable Party at the applicable addresses or number specified below:

If to Purchaser, to:

StaffChex, Inc.

1122 East Lincoln Avenue, Suite 118

Orange, California 92865

Attn: Ruben Garza, CEO

With a copy (which shall not constitute valid delivery) to:

Snell & Wilmer L.L.P.

One Arizona Center

Phoenix, Arizona 85004

Attn: Brian William Burke

If to Seller, to:

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

Attn: Michael Traina, CEO

With a copy to:

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

Attn: General Counsel

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 8.1 shall be effective upon physical receipt. Refusal of receipt shall be deemed physical receipt.

8.2 Entire Agreement. This Agreement and the Ancillary Agreements supersede all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the Parties with respect to the subject matter hereof and thereof.

8.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will be responsible for, and will pay, its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

8.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

8.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

8.6 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary or similar rights upon any other Person or Governmental Authority.

8.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (whether by merger, consolidation, operation of law or otherwise) by any Party without the prior written consent of the other Party, and any attempt to do so will be null and void, except for assignments and transfers by operation of Law. Subject to this Section 8.7, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

8.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.9 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, then (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

8.10 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

8.11 Governing Law; Venue; and Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

(b) IF PURCHASER INITIATES LITIGATION HEREUNDER, PURCHASER MUST INITIATE SUCH LITIGATION IN ANY STATE OR FEDERAL COURT IN PHILADELPHIA OR BUCKS COUNTIES, PENNSYLVANIA. IF SELLER INITIATES LITIGATION HEREUNDER, SELLER MUST INITIATE SUCH LITIGATION IN ANY STATE OR FEDERAL COURT IN ORANGE COUNTY, CALIFORNIA.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.

8.12 Attorneys’ Fees. If either of the Parties shall bring an action before a competent court to enforce the provisions of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and expenses incurred in such action from the unsuccessful Party.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLER:

CLEARPOINT RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	Chief Executive Officer

PURCHASER:

STAFFCHEX, INC.

By:	/s/ Ruben Garza
Name:	Ruben Garza
Title:	Chief Executive Officer

SIGNATURE PAGE

PURCHASE AGREEMENT

APPENDIX I

DEFINITIONS

“Actual Billings” with respect to the Earnout Period, shall mean all billings generated by Purchaser in California north of San Luis Obispo, together with all billings generated in the State of Oregon during the Earnout Period. For clarity, Actual Billings specifically excludes any and all customers and accounts designated as “Former StaffChex Servicing Supplier Accounts” in the Assignment and Assumption Agreement and Bill of Sale, dated the date hereof, by and between Seller and Purchaser (“Bill of Sale”).

“Actual Earnout Issue” shall have the meaning set forth in Section 3.2(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or ownership interests, by contract or otherwise, and specifically with respect to a corporation, partnership or limited liability company, means direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interests in a partnership or limited liability company.

“Agreement” has the meaning given to it in the recitals.

“Ancillary Agreements” means the Bill of Sale, the Termination of Exclusive Supplier Agreement, the Termination of Franchise Agreement and such other documents, instruments, certificates or agreements as may be executed and delivered in connection with this Agreement or the foregoing.

“Assumed Liabilities” has the meaning given to it in Section 2.3.

“Billing Target” shall have the meaning set forth in Section 3.2(a).

“Business” has the meaning given to it in the recitals.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 6.2(a).

“Contract” means any oral or written contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

“Covered Locations” means the following former branch offices of KOR: (i) 2277 Fair Oaks Boulevard #402, Sacramento, California 95825; (ii) 24303 Southland Drive, Hayward, California 94545; (iii) 1500 Oliver Road Suite H, Fairfield, California 94533; (iv) 915 Highland Pointe Dr, Suite 250, Roseville, California 95678; (v) 520 Mendocino Avenue #210, Santa Rosa, California; (vi) 1100 Lincoln Avenue, Suite 204, Napa, California 94558; (vii) 8360 Elder Creek Boulevard, Sacramento, California 95828; (viii) 2222 E. Beamer Street, Woodland, California 95776; (ix) 1401 Aviation Boulevard, Lincoln, California 95648; (x) 2330 North Point Pkwy, Santa Rosa, California 95407; (xi) 441 West Antelope Rd; White City, Oregon 97503; (xii) 30336 Whipple Road, Union City, California 94587; (xiii) 725 Zwissing Way, Union City, California 94587; (xiv) 8371 Rovana Circle; Sacramento, California 95828; (xv) 1680 Tide Court, Woodland, California 95776; (xvi) 23431 Cabot Boulevard, Hayward, California 94544; and (xvii) 555 Maritime Street, Oakland, California 94607.

“Customer Accounts” means all customers set forth in Exhibit A to the Bill of Sale.

“Customer Agreements” means all of customer Contracts being sold hereunder between Seller and the customers set forth in Exhibit A to the Bill of Sale relating to the establishment, management and maintenance of the Customer Accounts.

“Customer Account Property” means, subject to the Permitted Liens, all of the right, title and interest in, to and under: (i) the Customer Accounts, (ii) the Customer Agreements, (iii) all books and records related to the Customer Accounts and/or Customer Agreements, and (iv) all rights, privileges, claims, causes of action and options against any third parties (including indemnification, contribution and insurance claims) relating to any Customer Account Property or Assumed Liabilities.

“Excluded Assets” has the meaning given to it in Section 2.2.

“Excluded Liabilities” has the meaning given to it in Section 2.4.

“Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any domestic state, province, county, city or other political subdivision or similar governing entity, and including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over gas, electricity, power or other markets.

“Indemnified Party” has the meaning given to it in Section 7.5(a).

“Indemnifying Party” has the meaning given to it in Section 7.5(a).

“Laws” means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees and other pronouncements having the effect of law of any Governmental Authority.

“Liability” with respect to any Person, any liability, indebtedness or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means any mortgage; deed of trust; pledge; security interest; adverse possessory right; mechanic’s, materialmen’s or other lien; covenant, condition or restriction; charge or assessment; lease; easement; license; option; first refusal; or any other matter affecting title of any nature whatsoever.

“Loss” means any and all judgments, losses, Liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment). For all purposes in this Agreement the term “Losses”.

“Party” means each of Purchaser and Seller, individually; and “Parties” means Purchaser and Seller collectively.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent; and (b) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due or delinquent.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, joint venture, association, whether or not a legal entity, and any Governmental Authority.

“Purchase Price Allocation Schedule” has the meaning given to it in Section 3.4.

“Purchaser” has the meaning given to it in the introduction to this Agreement.

“Purchaser Indemnified Parties” has the meaning given to it in Section 7.1(a).

“Qualified Billings” shall mean all billings generated by Purchaser in California north of San Luis Obispo, together with all billings generated in the State of Oregon. For clarity, Actual Billings specifically excludes any and all customers and accounts designated as “Former StaffChex Servicing Supplier Accounts” in the Bill of Sale.

“Representatives” means officers, directors, employees, counsel, accountants, financial advisers, consultants and other advisers of a Person.

“Schedules” means the disclosure schedules prepared by Seller and attached to this Agreement.

“Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Indemnified Parties” has the meaning given to it in Section 7.1(b).

“Target Earnout Issue” shall have the meaning set forth in the table in Section 3.2(a).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, ad valorem, sales, transaction privilege or use, employment, social security, disability, occupation, rent, property, severance, value added, transfer, capital stock, excise or other taxes, charges, fees, levies or other assessments imposed by or on behalf of any Taxing Authority, including any interest or penalty thereon, or any addition thereto.

“Tax Return” means any returns, declarations, reports, bills, claims for refund, information returns (including where permitted or required, any consolidated, combined or unitary returns) or other documents (including where permitted or required, any consolidated, combined or unitary returns) or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or in connection with the administration of any statutes, laws, rules, regulations, orders or awards of any Governmental Authorities relating to any Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax for the Governmental Authority which imposes such Tax.

“Termination of Exclusive Supplier Agreement” means the Termination of Exclusive Servicing Agreement in the form attached hereto as Exhibit A by and between Seller and Purchaser.

“Termination of Franchise Agreement” means the Termination of Franchise Agreement in the form attached hereto as Exhibit B by and between Seller and KOR.

EXHIBIT A

Termination of Exclusive Supplier Agreement

A-1

EXHIBIT B

Termination of Franchise Agreement

B-1